Exhibit 99.1

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 1

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010

New York, August 9, 2010 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher revenues and net income for the second quarter 2010 from the second quarter 2009.

Second quarter 2010 and recent highlights:

▪	Net sales revenues increased 33 percent in the three months ended June 30, 2010 to $215.1 million from $161.8 million in the second quarter 2009.

▪	Net income increased 16 percent to $12.4 million in the second quarter 2010 from $10.7 million in the second quarter 2009.

▪
Basic earnings per share were unchanged at $0.36 per share for both second quarters on 17 percent higher basic weighted average shares outstanding. Diluted earnings per share decreased 3 percent to $0.35 in the second quarter 2010 from $0.36 in the second quarter 2009 on higher diluted weighted average shares outstanding.

▪
Hog and pork prices in the second quarter 2010 decreased about 10 percent from the second quarter 2009, primarily because the supply of hogs was higher than the market demand. Hog and pork prices appear to have reached bottom in mid-June, since prices have rebounded about 15 to 20 percent higher from mid-June through early August. Zhongpin believes prices will continue to increase gradually during the remainder of 2010.

▪	Prior guidance for the year 2010 has been maintained.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, “Our second quarter continues our good long-term trend of higher sales and net income. The consistency of our operating and financial performance comes from our established strategy, business model, and effective execution.”

“Our primary goal is to become a major national pork producer in China and, at the same time, to increase value for our shareholders.

“Our strategy and actions to achieve that goal can be summarized in six points.

“First, for new markets, we determine our new major growth markets for pork based on several factors that include (a) China’s Development Plan of Chinese Meat Industry, (b) market size and its potential for growth, (c) hog production in the region, and (d) the available supporting infrastructure we know is necessary for success. The financial methods we use to evaluate our potential expansions include both the payback period and the present value of future cash flows.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 2

“Second, once we have selected our new market, we simultaneously develop all the critical elements needed for success. Those include:

▪	good relationships with farmers for sourcing of hogs and improving hog quality;

▪	our proven integrated advanced production, IT, cold-chain logistics systems, and so on;

▪	marketing and promotion to customers to create brand recognition and interest that will build demand for our products that coincides with the plant’s opening; and

▪
sales contracts with retailers, wholesalers, distributors, local and chain restaurants, food services, government organizations, and we also establish our own showcase and branded stores. Often, many of these are already our customers in other regions, especially the major food stores, restaurant chains, and government organizations.

“Third, in our existing markets, we further optimize our product structure. We work to increase the proportion of sales from prepared and processed pork products, while maintaining a large and growing percentage for chilled pork, and gradually decreasing frozen pork as percentage of sales. Frozen pork, while very good, is our lowest margin pork product. Of course, we also further expand our retail outlets and sales channels to gain more market share and higher sales.

“Fourth, we continue to apply advanced technology to our business in every prudent way possible – in our already very high quality assurance and verification, modern process engineering, integrated information technology systems, cold-chain logistics systems, and research and development for both new products and new process improvements.

“Fifth, as a very responsible company, we maximize the yield from our raw materials, maximize our energy efficiency, and minimize our waste. By yielding as much value from our raw materials as possible and by minimizing production residue, we are resource efficient and environmentally responsible.

“And sixth, our primary product is pork – chilled and frozen pork and prepared pork products. We also look for every logical extension of our primary business. For example, this year we started a new product line by opening our new premium pork oil facility.

“Another recent extension has been in our cold-chain logistics system that is known for on-time delivery of our products at the highest quality. We are expanding that system into a new commercial service. Today, we distribute food products of other companies that travel along with our own Zhongpin products in our cold-chain logistics system. That cold distribution business started as a third-party services experiment, and it is now an emerging new business for us.

“Our strategy, business model, and actions have proven to be very effective in every dimension, and we are delivering the expected good results. We expect that to continue in the future.”

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 3

New market and capacity expansions

Zhongpin continued its expansion in the second quarter.

On April 12, Zhongpin opened a new premium pork oil production plant, with an annual capacity of about 20,000 metric tons. This new product is being sold mainly through Zhongpin’s existing sales channels to institutional, wholesale, and retail customers. The plant is currently operating at about 40 percent of capacity and Zhongpin expects the demand to gradually increase.

Zhongpin is further improving its facility in Anyang, Henan province, by modernizing its pre-cooling room and equipment to increase the plant’s annual capacity by 35 percent to 85,000 metric tons. This improvement project, which started in April, will be completed in August 2010 and cost about $6.3 million. Normal production in the Anyang plant is continuing during the improvement period.

On June 11, Zhongpin announced that in August it will begin constructing a new pork plant and distribution center in the city of Jiangyan, Jiangsu province, in China. The facility will produce chilled and frozen pork and prepared pork products and will also extend Zhongpin’s new cold-chain logistics business. Construction will begin in August 2010 for the first phase, with the facilities for producing chilled pork and frozen pork, plus the related cold-chain logistics system, expected to be completed in the third quarter 2011. The second phase, for producing prepared pork products, should be completed in the first quarter 2012. Total investment will be about $63 million for the new plant, including the land use rights. About 60 percent of the plant's advanced equipment will be sourced globally. Zhongpin uses the world's most advanced production equipment and process engineering, quality assurance systems, integrated information technology systems, and cold-chain logistics in its plants and distribution systems to ensure the highest quality and safety of its products.

The Jiangyan plant's annual capacity will be about 130,000 metric tons, with chilled pork, including easy-to-cook pork, accounting for about 80,000 metric tons, frozen pork for about 20,000 metric tons, and prepared pork products for about 30,000 metric tons. The new subsidiary company, named Taizhou Zhongpin Food Co., Ltd., will have an initial registered capital of $7.3 million. The new plant will be located in the Jiangyan Economic Development Zone of Jiangsu province.

In the fourth quarter 2010, Zhongpin will begin constructing the second phase of its Tianjin pork plant. The new phase will have an annual capacity of 36,000 metric tons for prepared pork products, with production expected to start in the third quarter 2011. The first phase of Zhongpin’s new Tianjin pork plant came online in January 2010 with an annual capacity of about 100,000 metric tons for chilled and frozen pork, plus a cold storage warehouse and distribution center. Zhongpin’s state-of-the-art integrated facility in Tianjin is expected to cost at total of about $61.0 million.

By the end of 2010, Zhongpin’s expects its annual capacity will be at least 563,760 metric tons for chilled and frozen pork, 90,000 metric tons for prepared pork products, 20,000 metric tons for premium pork oil, and 30,000 metric tons for vegetables and fruits, for a total production capacity of 703,760 metric tons. As Zhongpin adds new markets and new plants, it also extends its cold-chain logistics system for delivery.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 4

New cold storage and distribution centers

Zhongpin has constructed three cold storage and distribution centers for chilled and fresh pork and agricultural products. The centers are located adjacent to Zhongpin’s processing facilities in Zhumadian, Anyang, and Luoyang, in China’s Henan province. The distribution center in Anyang began operating in June and the Zhumadian center began operating in July. The distribution center in Luoyang is in its trial operation. Total investment for the three distribution centers was $13.6 million.

Expanding to serve greater Harbin, Changchun, and Shenyang

In late July, Zhongpin announced that it will construct a new pork processing plant, logistics center, research & development center, and employee living area, in the Jilin province of China. Zhongpin expects to invest about US$ 61.5 million in the new facility. The new plant will be located in China's largest grain-producing county, Nong’An, which is also China's largest animal husbandry region and one of its premium meat producing counties. The location is adjacent to the main markets that include the cities of Harbin, Changchun, and Shenyang, making the location ideal for both the source of hogs and the large markets that consume pork products.

This facility is part of Zhongpin’s plan to expand into national market coverage.

The new plant's annual production capacity will be a total of 125,000 metric tons, with 70,000 for chilled pork, 25,000 for frozen pork, and 30,000 for prepared pork products. The first phase of construction is scheduled to start construction in the third quarter of 2010, with trial pork production starting in the fourth quarter 2011. The second phase, which will include production facilities for prepared pork products, will begin in the second quarter of 2011 and should be completed in the third quarter of 2012. As with all its other expansions, Zhongpin expects that the northeast market and its new operations will support the creation of additional value for shareholders.

Hog and pork prices declined

Hog and pork prices in the second quarter 2010 decreased about 10 percent from the second quarter 2009, primarily because the supply of hogs was higher than the market demand. Hog and pork prices appear to have reached bottom in mid-June, since prices have rebounded about 15 to 20 percent higher from mid-June through early August. Zhongpin believes prices will continue to increase gradually during the remainder of 2010.

Outlook for pork demand in China

China’s economy continues to expand at a good rate, with pork at the top of the food buying list as China’s preferred protein. The industry outlook for pork processing remains positive. Zhongpin’s brand awareness and higher market share in the pork category continues to strengthen, and we are broadening into additional geographic markets and new products based on our research and development. The expansion of our processing plants and distribution networks is giving us the ability to satisfy the increasing market demand for our high quality products.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 5

Industry consolidation

On December 31, 2009, the Chinese Ministry of Commerce issued the Hog Slaughtering Industry Development Guidelines (2010-2015). The guidelines state that the government will control the quantity of slaughtering houses in China and there should be no more than four slaughtering houses in cities with a population of 5 million or more.

In June 2010, China Meat Association (“CMA”) released the China Meat Industry Development Strategy Report (2011-2015). In that report, the CMA gave the development roadmap and targets for the pork industry for the coming five years:

▪	By 2015, sales of pork sold at room temperature should be decreased to less than 50% of total pork sales in third-tier and larger cities in China;

▪	By 2015, sales of chilled pork should increase from the current 10% to around 30% of the total pork sales in China;

▪	By 2015, outstanding licenses for slaughtering houses should decrease from more than 21,000 currently to around 3,000; and

▪	Target regions for expansion pork products production include north China, north-east China, east China, and south-west China.

At the end of July 2010, the National Development and Reform Commission issued the Agriculture Products Cold Chain Logistics Development Guidelines. The guidelines give top priority on the development of logistics of fresh and chilled agriculture products. The guidelines also praised the progress Zhongpin has achieved in cold-chain logistics.

These guidelines and targets are providing Zhongpin with the opportunity to consolidate and integrate part of the pork industry, because Zhongpin has a strong brand presence in the meat industry, plants operating at high standards, high quality products, strict quality assurance and control systems, and cold-chain logistics.

Mr. Zhu continued, “Zhongpin’s growth strategy, given this consolidation opportunity through 2015, is to expand our production capacity within the government’s selected markets and further increase our market share across China, while continuing to expand our leadership in the meat industry.

“For this current year, given our good performance during the first half, we believe the outlook for 2010 continues to be quite encouraging, so we are reaffirming our previous performance guidance.”

Guidance maintained

Zhongpin is maintaining its prior guidance for the year 2010.

Mr. Warren Wang, Zhongpin’s Chief Financial Officer, said, “For the year 2010, we continue to believe that Zhongpin’s sales revenues should be within a range of $900 million to $940 million, with gross profit within the range of $106 million to $115 million, and net income within the range of $52 million to $57 million. The resulting diluted earnings per share for the year 2010 are currently expected to be within the range of $1.49 to $1.64 per share.”

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 6

This guidance is based on several assumptions and strategies that include:

▪	Continuation of China’s policies designed to stimulate domestic consumption and economic growth;

▪	Higher average pork prices in China in 2010 than in 2009;

▪
A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2010 than in 2009, while increasing the sales volume of processed pork products as a priority to optimize our product structure;

▪	Average capacity utilization of about 75 percent for pork products;

▪	Increasing distribution efficiencies from expansion of our cold-chain logistics system and service areas;

▪	Growing awareness of the Zhongpin brand in regional markets and emerging brand awareness across China; and

▪	Continuation of the Chinese government’s support and subsidies for producers of agricultural products, such as Zhongpin.

Zhongpin believes that China’s food processing industry will continue to consolidate, which may result in higher market shares for our main competitors. However, we believe Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2010 can be achieved.

Sales revenues

Total revenues increased $53.3 million or 33 percent to $215.1 million in the three months ended June 30, 2010 from $161.8 million in the second quarter 2009. The increase was primarily due to higher sales volume in pork and pork products.

The following table shows our sales by product division for the three months ended June 30, 2010 and 2009.

	Sales by Division (unaudited)
	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	71,200	$114.3	$1,605	52,086	$83.3	$1,599
Frozen pork	39,084	58.3	1,492	36,231	55.0	1,518
Prepared pork products	18,747	36.8	1,963	10,189	20.4	2,002
Vegetables and Fruits	5,341	5.7	1,067	2,731	3.1	1,135
Total	134,372	$215.1	$1,601	101,237	$161.8	$1,598

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 7

Chilled pork revenues increased on higher tonnage at slightly higher average prices. Revenues from chilled pork products increased 37 percent in the second quarter 2010 from the second quarter 2009. Chilled pork tonnage increased 37 percent in the second quarter 2010 from the second quarter 2009. The average price per metric ton for chilled pork increased 0.4 percent in the second quarter 2010 from the second quarter 2009.

Frozen pork revenues increased on higher tonnage at lower average prices. Revenues from frozen pork products increased 6 percent in the second quarter 2010 from the second quarter 2009. Frozen pork tonnage increased 8 percent in the second quarter 2010 from the second quarter 2009. The average price per metric ton for frozen pork decreased 2 percent in the second quarter 2010 from the second quarter 2009.

Prepared pork revenues increased on higher tonnage at slightly lower average prices. Revenues from prepared pork products increased 80 percent in the second quarter 2010 from the second quarter 2009. Prepared pork tonnage increased 84 percent in the second quarter 2010 from the second quarter 2009. The average price per metric ton for prepared pork products decreased 2 percent in the second quarter 2010 from the second quarter 2009.

Pork and pork products totaled 97 percent of total revenues in the second quarter 2010, compared with 98 percent of total revenues in the second quarter 2009.

Vegetables and fruits revenues increased on higher tonnage at lower average prices. Vegetables and fruits revenues increased 84 percent in the second quarter 2010 from the second quarter 2009. Tonnage of vegetables and fruits increased 96 percent in the second quarter 2010 from the second quarter 2009. Average price per metric ton for vegetables and fruits decreased 6 percent in the second quarter 2010 from the second quarter 2009. This product division benefitted from higher export sales in the second quarter 2010 compared with the second quarter 2009.

Vegetables and fruits were 3 percent of total revenues in the second quarter 2010 compared with 2 percent of total revenues in 2009.

The sales of meat, vegetable, and fruit products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold for the second quarter of 2010 was partly attributable to our success in expanding our distribution channels. The following table shows our distribution channels at the end of the second quarters of 2010 and 2009.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 8

	Numbers of Stores and Cities Generating Sales Volume (unaudited)
	June 30,		Net Increase	Percentage Increase
	2010	2009
STORES AND COUNTERS
Showcase stores	152	138	14	10%
Branded stores	1,026	982	44	4%
Supermarket counters	2,065	2,015	50	2%
Total	3,243	3,135	108	3%
CITIES
First-tier cities	29	29	0	0%
Second-tier cities	127	113	14	12%
Third-tier cities	401	355	46	13%
Total cities	557	497	60	12%

The expansion in our distribution channels and geographical coverage has been a significant factor in the increase in our sales volume. The following table shows our revenues by distribution channel for the second quarter of 2010 and 2009.

	Sales by Distribution Channel (Dollars in millions) (unaudited)
	Second quarter ended June 30,		Net Increase	Percent Increase
	2010	2009
Retail channels	$85.7	$71.1	$14.6	21%
Wholesalers and distributors	67.6	46.6	21.0	45%
Restaurants and food service	60.0	42.4	17.6	42%
Export	1.8	1.7	0.1	6%
Total	$215.1	$161.8	$53.3	33%

The increase in sales to different distribution channels was mainly due to the following factors: (1) our production capacity has increased since our Tianjin production facilities started production in early 2010; (2) we have built up our brand image and recognition through advertisements on China Central TV and local television and through product promotions; (3) we have increased the number of stores and other channels through which we sell our products and we have adjusted and optimized the operation of these stores; and (4) we believe consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products.

As presented in the table above, the revenue increases during the second quarter came mainly from our wholesale and distributor channels and direct sales channels, where we have worked to expand our market share. Sales to restaurants and retail channels also have some of the higher gross profit margins.

Revenues from export sales increased $0.1 million or 6 percent to $1.8 million in the second quarter 2010 from $1.7 million in the second quarter 2009. The increase was mainly in vegetables and fruits.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 9

Costs of sales and gross profit margin

Our cost of sales increased $46.8 million or 33 percent to $189.7 million in the second quarter 2010 from $142.9 million in the second quarter 2009. The increase in our cost of sales was consistent with our increase in sales revenues.

	Cost of Sales by Division (unaudited)
	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	71,200	$101.3	$1,423	52,086	$74.6	$1,432
Frozen pork	39,084	53.9	1,379	36,231	51.1	1,410
Prepared pork products	18,747	29.8	1,590	10,189	14.7	1,443
Vegetables and Fruits	5,341	4.7	880	2,731	2.5	915

Total	134,372	$189.7	$1,412	101,237	$142.9	$1,412

Our gross profit margin (gross profit divided by sales revenues) increased slightly to 11.8 percent in the second quarter 2010 from 11.7 percent in the second quarter 2009 primarily due to the increase in revenue from prepared pork products for which the margin is higher than our average gross margin. We increased our production capacity for prepared pork products and promoted them in the market. The increase in revenue from our prepared pork products was partly offset by the increase in our depreciation expense resulting from the newly-built production facilities that were put into service over the past year and our strategic decision to take steps to increase our market share and capacity utilization rate. As a result, our gross profit margin was lower than the level we would expect to achieve when we fully integrate our new production facilities and open new regional markets for our products. We intend to adjust our production levels and product mix and the percentages of our sales through our different sales channels in the coming quarters to increase our gross profit margin.

General, administrative, and selling expenses

General and administrative expenses increased $1.5 million or 36 percent to $5.7 million in the second quarter 2010 from $4.2 million in the second quarter 2009. As a percentage of revenues, general and administrative expenses remained at 2.6% in second quarters of 2010 and 2009.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 10

The increase in general and administrative expenses in the second quarter 2010 was primarily the result of a $0.2 million increase in training expenses and a $0.4 million increase in depreciation.

Selling expenses increased $1.8 million or 64 percent to $4.6 million in the second quarter 2010 from $2.8 million in the second quarter 2009. The increase in selling expenses was primarily the result of our higher sales of pork and pork products and was primarily due to a $0.5 million increase in transportation fees, $0.6 million increase in advertising costs and a $0.6 million increase in salaries. As a percentage of revenues, selling expenses increased to 2.2 percent in the second quarter 2010 from 1.7 percent in the second quarter 2009.

Interest expense, net

Interest expense net of interest income increased $0.6 million or 46 percent to $1.9 million in the second quarter 2010 from $1.3 million in the second quarter 2009, primarily due to an increase of $29.1 million in long-term bank loans that were partly offset by a decrease of $12.8 million in short-term bank loans.

Income taxes

The effective tax rate in the People’s Republic of China on income generated from the sale of prepared pork products is 25 percent and there is no income tax on income generated from the sale of other products, including chilled and frozen pork, and vegetables and fruits products. The increase of $0.2 million in the provision for income taxes in the second quarter of 2010 from the second quarter of 2009 resulted from the increase in revenue from prepared pork products.

Net income

Net income increased $1.7 million or 16 percent to $12.4 million in the second quarter 2010 from $10.7 million in the second quarter 2009, primarily due to higher revenues and good control of profit margin and expenses in support of the higher sales.

Earnings per share

Basic earnings per common share were $0.36 in the second quarters of 2010 and 2009, mainly due to the higher net income in 2010 being offset by the effect of the 17 percent increase in the basic weighted average number of shares outstanding.

Diluted earnings per common share decreased 3 percent to $0.35 in the second quarter 2010 from $0.36 in the second quarter 2009, primarily due to the 18 percent increase in the higher diluted weighted average number of shares outstanding between the two second quarters.

Liquidity and capital resources

At June 30, 2010, we had cash and cash equivalents of $39.7 million and working capital of approximately $11.0 million. Working capital is defined as current assets minus current liabilities.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 11

In the six months ended June 30, 2010, net cash provided by operating activities was $19.2 million, which resulted mainly from $25.6 million in net income, depreciation and amortization allowance of $6.7 million, and a net use of cash in operating assets and liabilities of $15.8 million.

Net cash used in investing activities was $61.4 million in the first half of 2010, which resulted primarily from $53.1 million used for construction in progress, additions to property and equipment, and land use rights, partly offset by an increase of $7.9 million in restricted cash.

Net cash used by financing activities was $12.7 million in the first half of 2010, primarily due to the net repayments of bank loans and proceeds.

We believe our existing cash and cash equivalents, together with our available lines of credit of $289.4 million at June 30, 2010, will be sufficient to finance our investment in new facilities, operating requirements, and anticipated capital expenditures of approximately $78.9 million over the next 12 months. We intend to use such funds over the next 12 months to pay for our capacity expansion and the construction of supporting facilities and to supplement our working capital requirements to enable us to strengthen our market position and accelerate our growth. We intend to satisfy our short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling the maturing loans into new short-term loans with the same lenders as we have done in the past. We also intend to optimize our loan structure by replacing some of our short-term indebtedness with additional long-term debt.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Tuesday, August 10, 2010, which is 8:00 p.m. in Beijing on the same day. The live event on August 10, 2010 will be available at 1:00 p.m. in London and at 2:00 p.m. in west European cities.

Speaking on the call will be Mr. Xianfu Zhu, Chairman and CEO, Mr. Baoke Ben, Board Director and EVP, Mr. Warren (Feng) Wang, VP and CFO, and Mr. Sterling Song, Investor Relations Manager.

To participate in the live conference call, please dial one of the following numbers five to ten minutes prior to the scheduled starting time. When prompted by the operator, please enter the participant PIN code shown below to be connected to the call.

U.S. toll-free number	1-866-549-1292
International dial-in number	+852-3005-2050
Mainland China toll-free number	400-681-6949
Participant PIN code	326957#

A simultaneous live webcast of the conference call will be available on the Investor Relations section of Zhongpin’s website at www.zpfood.com. To listen to the call, please go to the website at least 15 minutes before the call’s start to register and to download and install any necessary audio software. An archive of the webcast will be available shortly after the conference call and can be reached in the Investor Relations section of Zhongpin’s website.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 12

A telephone replay of the call will be available after the conclusion of the conference call through 9:00 a.m. Eastern Daylight Time on September 9, 2010. The number for the toll-free telephone replay in the U.S. is 1-866-753-0743, with the conference reference number of 145136#. The international telephone dial-in replay number is +852-3005-2020, with the conference reference number of 145136#.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,243 retail outlets. Zhongpin's export markets include the European Union, Russia, Hong Kong, South Africa and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin’s ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin’s future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin’s website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin’s forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Financial statements follow.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 13

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Sales revenues	$215,072,583	$161,847,101	$419,357,498	$315,696,550
Cost of sales	(189,738,151)	(142,879,580)	(369,104,716)	(277,585,227)
Gross profit	25,334,432	18,967,521	50,252,782	38,111,323

Operating expenses
General and administrative expenses	(5,691,468)	(4,239,704)	(11,749,609)	(8,847,990)
Selling expenses	(4,638,672)	(2,787,080)	(8,975,500)	(5,580,358)
Research & development expenses	(35,871)	5,227	(76,723)	(25,351)
Gain on disposal of a subsidiary	-	654,086	-	654,086
Amortization of loss from sale-leaseback transaction	-	(16,672)	-	(33,329)
Impairment loss	(1,007,447)	-	(1,007,447)	-
Total operating expenses	(11,373,458)	(6,384,143)	(21,809,279)	(13,832,942)

Income from operations	13,960,974	12,583,378	28,443,503	24,278,381

Other income (expense)
Interest expenses, net	(1,900,389)	(1,263,975)	(3,335,850)	(2,763,495)
Other income	104,768	121,943	669,527	291,349
Government subsidies	1,244,925	127,453	1,870,081	222,408
Total other expense	(550,696)	(1,014,579)	(796,242)	(2,249,738)

Net income before taxes	13,410,278	11,568,799	27,647,261	22,028,643
Provision for income taxes	(1,044,833)	(845,351)	(2,031,353)	(1,563,896)

Net income	$12,365,445	$10,723,448	$25,615,908	$20,464,747

Foreign currency translation adjustment	1,692,005	115,825	1,778,270	(263,147)
Comprehensive income	$14,057,450	$10,839,273	$27,394,178	$20,201,600

Basic earnings per common share	$0.36	$0.36	$0.74	$0.69
Diluted earnings per common share	$0.35	$0.36	$0.73	$0.69
Basic weighted average shares outstanding	34,725,104	29,709,893	34,720,312	29,694,105
Diluted weighted average shares outstanding	35,108,264	29,905,720	35,122,896	29,852,635

The accompanying notes are an integral part of these financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 14

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amount in U.S. dollars)

	June 30,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$39,748,050	$68,982,259
Restricted cash	22,505,742	14,490,575
Bank notes receivable	14,710,863	7,997,172
Accounts receivable, net of allowance for doubtful accounts of $1,853,283 and $1,132,038	33,915,825	20,419,797
Other receivables, net of allowance for doubtful accounts of $177,310 and $290,436	1,590,510	652,523
Purchase deposits	4,026,654	5,653,192
Inventories	44,187,778	33,859,420
Prepaid expenses and deferred charges	760,695	186,030
Allowance receivables	4,436,779	-
VAT recoverable	18,393,417	14,064,185
Deferred tax assets	257,558	256,151
Other current assets	137,480	120,709
Total current assets	184,671,351	166,682,013

Long-term investment	441,768	-
Property, plant and equipment (net)	265,309,166	189,588,904
Deposits for purchase of land use rights	20,835,887	8,718,740
Construction in progress	30,566,969	70,192,150
Land use rights	61,292,261	61,128,431
Deferred charges	25,714	39,855
Other non-current assets	1,771,386	1,761,709

Total assets	$564,914,502	$498,111,802

The accompanying notes are an integral part of these financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 15

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Cont’)
(Amount in U.S. dollars)

	June 30, 2010	December 31, 2009
	(Unaudited)
LIABILITIES AND EQUITY

Current liabilities
Short-term loans	$69,357,134	$84,661,697
Bank notes payable	24,207,395	9,560,353
Long-term loans - current portion	18,994,424	4,539,215
Capital lease obligation - current portion	6,883,036	7,480,098
Accounts payable	22,465,257	9,260,750
Other payables	17,254,810	12,882,316
Accrued liabilities	8,874,838	7,377,850
Deposits from customers	4,410,989	5,335,907
Tax payable	1,268,243	1,918,057
Total current liabilities	173,716,126	143,016,243

Deferred tax liabilities	249,307	247,945
Deposits from customers	2,500,939	1,987,579
Capital lease obligation	8,492,139	11,104,435
Long-term loans	54,429,968	44,912,744
Total liabilities	239,388,479	201,268,946

Equity
Common stock: par value $0.001; 100,000,000 authorized; 34,725,104 and 34,662,314 shares issued and outstanding	34,725	34,662
Additional paid in capital	167,458,825	166,169,902
Retained earnings	137,315,286	111,699,375
Accumulated other comprehensive income	20,717,187	18,938,917
Total equity	325,526,023	296,842,856

Total liabilities and equity	$564,914,502	$498,111,802

The accompanying notes are an integral part of these financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 16

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(Amount in U.S. dollars) (Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$25,615,908	$20,464,747
Adjustments to reconcile net income to
net cash provided by (used in) operations:
Depreciation	6,093,089	3,772,108
Amortization	649,049	400,476
Provision for allowance for bad debt	597,245	204,524
Impairment loss	1,007,447	-
Other income	-	(105,725)
Gain on disposal of a subsidiary	-	(649,669)
Non-cash compensation expense	1,075,636	754,034

Changes in operating assets and liabilities:
Accounts receivable	(14,027,015)	(12,807,660)
Other receivables	(815,504)	654,943
Purchase deposits	1,649,138	402,479
Prepaid expenses	(571,257)	42,697
Inventories	(10,090,670)	(11,012,841)
Allowance receivables	(4,414,158)	-
VAT recoverable	(5,237,751)	(3,588,961)
Other current assets	(16,025)	(69,793)
Deferred charges	14,286	-
Accounts payable	13,086,579	2,632,558
Other payables	4,282,762	5,533,564
Accrued liabilities	1,453,078	258,905
Taxes payable	(656,983)	181,024
Deposits from clients	(949,361)	(32,698)
Deposits from clients－Long-term portion	499,881	-
Net cash provided by operating activities	19,245,374	7,034,712

The accompanying notes are an integral part of these financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 17

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW (Cont’)
(Amount in U.S. dollars) (Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from investing activities:
Deposits for purchase of land use rights	(12,007,724)	(7,245,146)
Construction in progress	(33,850,846)	(19,063,158)
Additions to property and equipment	(6,733,687)	(6,064,018)
Additions to land use rights	(477,998)	(15,896,295)
Proceeds on disposal of fixed assets	-	50,023
Increase in restricted cash	(7,895,117)	(3,758,823)
Used to invest in a subsidiary	(439,515)	-
Proceeds from disposal of a subsidiary	-	1,226,182
Net cash used in investing activities	(61,404,887)	(50,751,235)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	7,884,362	78,593
Proceeds from(repayment of) short-term bank loans	(20,085,130)	14,342,993
Proceeds from long-term bank loans	30,985,833	14,635,501
Repayment of long-term bank loans	(3,009,908)	(70,776)
Proceeds from capital lease obligation	(3,294,553)	(720,604)
Proceeds from warrants exercise	213,350	-
Net cash provided by financing activities	12,693,954	28,265,707

Effect of rate changes on cash	231,350	(61,483)
Increase (decrease) in cash and cash equivalents	(29,234,209)	(15,512,299)
Cash and cash equivalents, beginning of period	68,982,259	41,857,166
Cash and cash equivalents, end of period	$39,748,050	$26,344,867

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,006,111	$3,438,560
Cash paid for income taxes	$1,955,733	$1,503,753

The accompanying notes are an integral part of these financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Revenues and Net Income for Second Quarter 2010
News release of August 9, 2010 — page 18

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Telephone +86 10 5971 2001 in Beijing
Mobile +86 139 2337 7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978
kli@christensenir.com

SOURCE Zhongpin Inc.

www.zpfood.com